AMENDMENT TO THE
SEVERANCE AND CHANGE IN CONTROL AGREEMENT

WHEREAS, KBR, Inc. (“KBR”) desires to amend the Severance and Change in Control Agreement (the “Agreement”) entered into by and between Executive, Executive’s employer, and KBR to reflect the most prevalent practice of KBR’s industry peers and to address the difficulty of valuing KBR’s long-term cash performance awards prior to the end of the performance period due to the new job income sold performance metric;

NOW, THEREFORE, effective as of August 5, 2015, the Agreement shall be amended as follows:

Paragraph (v) of Section 4.2 of the Agreement shall be deleted in its entirety and the following shall be substituted therefor:

“(v) all performance award units granted prior to January 1, 2015, other than those that are covered under Company’s annual cash incentive plan, shall be prorated to the date of termination and paid on actual performance at the end of the performance period, but not later than March 15th following the end of the performance period, and all performance award units granted on or after to January 1, 2015, other than those that are covered under Company’s annual cash incentive plan, shall become fully vested and paid at target performance as soon as administratively feasible following Executive’s termination of employment with Company, but not later than March 15th following the year in which Executive terminated employment with Company;”

IN WITNESS WHEREOF, this instrument has been executed on this _____ day of _______________ 2015, effective as provided above.

By:

Name:

Title:

KBR, Inc.

By:

Name:

Title:

Executive